Amalgamated Financial Corp. Reports Second Quarter 2021 Financial Results

NEW YORK – (Globe Newswire) -- July 29, 2021: Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced financial results for the second quarter ended June 30, 20211.

Second Quarter 2021 Highlights
•Net income of $10.4 million, or $0.33 per diluted share, compared to $12.2 million, or $0.39 per diluted share, for the first quarter of 2021 and $10.4 million, or $0.33 per diluted share for the second quarter of 2020.
•Deposits increased $189.9 million to $5.9 billion on a linked quarter basis.
•Political deposits remained strong and stable at $791.3 million as of June 30, 2021, with $99.3 million growth on a linked quarter basis.
•Cost of deposits was 0.10%, down 10 bps from the second quarter of 2020.
•PACE assessments grew $94.2 million to $545.8 million on a linked quarter basis, and grew $222.4 million on a year over year basis. Current quarter growth included $82.8 million of Commercial PACE assessments.
•Loans decreased $85.4 million to $3.1 billion, on a linked quarter basis, due to continued prepayment activity and paydowns on commercial revolvers.
•Net interest margin was 2.75%, compared to 2.85% for the first quarter of 2021 and 3.10% for the second quarter of 2020.
•Repurchased approximately 154,000 shares, or $2.5 million of common stock.
•Regulatory capital remains above bank “well capitalized” standards.
•Nonperforming assets improved to $71.0 million or 1.08% of total assets as of June 30, 2021, compared to $81.0 million or 1.27% of total assets on a linked quarter basis.

Priscilla Sims Brown, President and Chief Executive Officer, commented, “I am encouraged to report that our second quarter results provide confirmation of the continuing soundness of Amalgamated’s financial foundation, which underpins our ability to grow and accelerate profitability. Our deposit franchise remains a source of strength with one of the lowest cost of deposits in the industry at 10 basis points and powered by political deposits which have steadily grown following the recent election cycle. Our underwriting and credit management has positioned the Bank to explore a range of mission-aligned options as we focus on organic loan growth. While the current backdrop remains challenging as loan demand is tepid and prepayments remained elevated, our PACE assessments pipeline in both residential and commercial is encouraging and we are optimistic for loan demand to rebound as we look to the second half of the year.”

Brown added, “I am delighted that the Board asked me to lead Amalgamated into the future. After spending more than 30 years in the banking and financial services sectors, what attracted me to Amalgamated was their ability to redefine the concept of banking, never wavering from their century-long mission of empowering organizations and individuals to advance positive social change. I have spent a good portion of my career building brands both nationally and internationally in banking and financial services firms in the public and private sectors. Amalgamated’s mission is one that needs to be told to a world that is increasingly receptive to hearing it. We see significant opportunities in the markets in which Amalgamated participates and we are strategically evaluating how to maximize our brand and the ways we do business, including deepening our high-value client relationships, expanding our customer base, accelerating organic loan growth, and exploring M&A opportunities. I look forward to providing a more detailed plan on our third quarter call.”

[1] Effective March 1, 2021, the Company acquired all of the outstanding stock of the Bank in a reorganization effected under New York law and in accordance with the terms of a Plan of Acquisition dated September 4, 2020. In this release, unless the context indicates otherwise, references to “we,” “us,” and “our” refer to the Company and the Bank. However, if the discussion relates to a period before the effective date, the terms refer only to the Bank.

Results of Operations, Quarter Ended June 30, 2021

Net income for the second quarter of 2021 was $10.4 million, or $0.33 per diluted share, compared to $12.2 million, or $0.39 per diluted share, for the first quarter of 2021 and $10.4 million, or $0.33 per diluted share, for the second quarter of 2020. The $1.8 million decrease for the second quarter of 2021 was primarily due to a $1.7 million provision expense for loan losses compared to a $3.3 million release of provision for loan losses in the preceding quarter. The provision expense increase was partially offset by a $1.4 million decrease in non-interest expense, and a $1.3 million increase in non-interest income.

Core net income (non-GAAP)2 for the second quarter of 2021 was $10.2 million, or $0.32 per diluted share, compared to $13.0 million, or $0.41 per diluted share, for the first quarter of 2021 and $10.6 million, or $0.34 per diluted share, for the second quarter of 2020. Excluded from core net income for the second quarter of 2021 was $0.3 million of non-interest income gains on the sale of securities, and for the first quarter of 2021 was $1.1 million of severance expense related to the modernization of our Trust Department and its related tax impact. Excluded from core net income for the second quarter of 2020 was $0.5 million of non-interest income gains on the sale of securities, $0.7 million in expense related to the closure of six branches, and other adjustments, including the tax effect of such adjustments.

Net interest income was $42.0 million for the second quarter of 2021, compared to $41.8 million for the first quarter of 2021 and $44.4 million for the second quarter of 2020. The $0.2 million increase from the preceding quarter reflected higher income on securities and lower interest expense on deposits, almost wholly offset by a decrease in interest income as average loans decreased $130.9 million from the prepayment and paydowns of residential and commercial loans. The $2.4 million decrease from the second quarter of 2020 was primarily attributable to a decrease in average loans of $408.3 million from the prepayment of residential and commercial loans and a 15 basis point decrease in yield due to lower yields on originations, partially offset by higher income on securities and lower interest expense on deposits.

Net interest margin was 2.75% for the second quarter of 2021, a decrease of 10 basis points from 2.85% in the first quarter of 2021, and a decrease of 35 basis points from 3.10% in the second quarter of 2020. The accretion of the loan mark from the loans acquired in the New Resource Bank acquisition contributed two basis points to our net interest margin in the second quarter of 2021, compared to two and three basis points in the first quarter of 2021 and second quarter of 2020, respectively. Prepayment penalties earned in loan income contributed three basis points to our net interest margin in the second quarter of 2021, compared to four basis points in the first quarter of 2021 and two basis points in the second quarter of 2020.

Provision for loan losses totaled an expense of $1.7 million for the second quarter of 2021 compared to a recovery of $3.3 million in the first quarter of 2021 and an expense of $8.2 million for the second quarter of 2020, respectively. The expense in the second quarter of 2021 was primarily driven by an increase in allowance due to an increase of specific reserves for C&I loans, countered by net balance reductions.

Non-interest income was $5.3 million for the second quarter of 2021, compared to $4.0 million in the first quarter of 2021 and $8.7 million for the second quarter in 2020. This increase of $1.3 million in the second quarter of 2021, compared to the preceding quarter, was primarily due to the expected decrease in equity method investment losses related to investments in solar initiatives partially offset by a decrease of $0.5 million in Trust Department fees primarily attributed to the low interest rate environment and pressure on fixed income bonds. The decrease of $3.4 million in the second quarter of 2021 compared to the corresponding quarter in 2020 was primarily due to a loss of $1.6 million related to equity investments in solar initiatives in the second quarter of 2021 compared to a $1.3 million gain in the second quarter of 2020. The Company primarily recognized the benefit of the tax credits in 2020, the initial year of the equity investment. We expect minimal
[2] Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on our website, www.amalgamatedbank.com.

losses in equity method investments during the remainder of 2021. These impacts do not include any benefits of new solar equity investments that we may make in the future.

Non-interest expense for the second quarter of 2021 was $31.4 million, a decrease of $1.4 million from the first quarter of 2021 and an increase of $0.3 million from the second quarter of 2020. The decrease of $1.4 million from the preceding quarter was primarily due to a $1.1 million charge for severance related to the modernization of our Trust Department in the first quarter of 2021 and a decrease in professional service expense.

Our provision for income tax expense was $3.8 million for the second quarter of 2021, compared to $4.1 million for the first quarter of 2021 and $3.4 million for the second quarter of 2020. Our effective tax rate for the second quarter of 2021 was 26.9%, compared to 25.4% for the first quarter of 2021 and 24.9% for the second quarter of 2020.

Results of Operations, Six Months Ended June 30, 2021

Net income for the six months ended June 30, 2021 was $22.6 million, or $0.72 per average diluted share, compared to $19.9 million, or $0.64 per average diluted share, for same period in 2020. The $2.7 million increase was primarily due to a $1.6 million recovery of provision for loan loss compared to a $16.8 million increase to provision for loan loss for the same period in 2020. This recovery of provision was partially offset by a $8.5 million decrease in non-interest income, a $5.3 million decrease in net interest income and a $0.9 million increase in non-interest expense.

Core net income (non-GAAP) for the six months ended June 30, 2021 of $23.2 million, or $0.73 per diluted share, compared to $19.7 million or $0.63 per diluted share, for the same period last year. Core net income for the first six months of 2021 excludes severance costs, non-interest income gains on the sale of securities, and the tax effect of such adjustments.

Net interest income was $83.8 million for the six months ended June 30, 2021, compared to $89.1 million for the same period in 2020. This decrease of $5.3 million was primarily attributable to a decrease in average loans of $289.6 million and lower yields earned on interest bearing assets. These impacts are partially offset by an increase in average securities of $670.0 million, and a decrease in average rates paid on deposits.

Provision for loan losses totaled a recovery of $1.6 million for the six months ended June 30, 2021, compared to an expense of $16.8 million for the same period in 2020. The recovery for the six months ended June 30, 2021 was primarily driven by a release of allowance for loan loss due to lower loan balances, and the upgrade of one construction loan to a pass rating, countered by an increase in allowance due to an increase of specific reserves for C&I loans.

Non-interest income was $9.3 million for the six months ended June 30, 2021, compared to $17.8 million for the same period in 2020, a decrease of $8.5 million. This decrease is primarily due to a decrease of $6.8 million in a tax credits on equity investment projects, a $1.4 million gain on the sale of a branch reported in other non-interest income in the prior year, a $0.9 million decrease in Trust Department fees primarily attributed to the low interest rate environment and pressure on fixed income bonds, as mentioned above, the expected wind-down of the real estate fund, and a decrease in gain on the sale of securities. These decreases were partially offset by an increase of $1.1 million in gains on the sale of residential loans.

Non-interest expense for the six months ended June 30, 2021 was $64.2 million, an increase of $0.9 million from $63.3 million for the six months ended June 30, 2020. The increase was primarily due to a $1.9 million increase in professional fees mainly related to our holding company formation and chief executive officer search, a $1.1 million increase in data processing mainly related to the modernization of our Trust Department and increased transaction processing post COVID-19, and a $0.9 million increase in other expenses, offset by a $2.9 million decrease in branch occupancy expense attributed to branch closure expenses in the prior year and lower rent expense in the current year.

We had income tax expense of $8.0 million for the six months ended June 30, 2021, compared to $6.9 million for the same period in 2020. Our effective tax rate was 26.0% for the six months ended June 30, 2021, compared to 25.6% for the same period in 2020.

Financial Condition

Total assets were $6.6 billion at June 30, 2021, compared to $6.0 billion at December 31, 2020. The increase of $0.6 billion was driven primarily by a $508.7 million increase in cash and cash equivalents and a $415.2 million increase in investment securities, of which $94.2 million was from PACE assessments, which was partially offset by a $309.9 million decrease in loans receivable, net.

Total loans, net at June 30, 2021 were $3.1 billion, a decrease of $309.9 million, or 18.1% annualized, compared to December 31, 2020. The decline in loans was primarily driven by a $152.9 million decrease in residential loans due to increased refinancing activity by existing customers, a $119.6 million decrease in commercial real estate and multifamily loans due to refinancing activity by existing customers, and a $58.2 million decrease in C&I loans due to the payoff of one large loan. As of June 30, 2021, the Company had $4.0 million in loans remaining on a payment deferral program and still accruing interest, the majority of which were residential 1-4 family loans, and none were commercial loans.

Deposits at June 30, 2021 were $5.9 billion, an increase of $571.3 million, or 21.6% annualized, as compared to $5.3 billion as of December 31, 2020. Deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $791.3 million as of June 30, 2021, an increase of $188.5 million compared to $602.8 million as of December 31, 2020. Noninterest-bearing deposits represent 51% of average deposits and 50% of ending deposits for the quarter ended June 30, 2021, contributing to an average cost of deposits of 0.10% in the second quarter of 2021, a one basis point decrease from the preceding quarter.

Nonperforming assets totaled $71.0 million, or 1.08% of period-end total assets at June 30, 2021, a decrease of $11.2 million, compared with $82.2 million, or 1.38% of period-end total assets at December 31, 2020. The decrease in non-performing assets at June 30, 2021 compared to December 31, 2020 was primarily driven by the payoff of $11.2 million of non-accruing construction loans, and the decrease of $1.4 million of loans ninety days past due and accruing, partially offset by an increase of $2.1 million of C&I loans.

The allowance for loan losses decreased $3.6 million to $38.0 million at June 30, 2021 from $41.6 million at December 31, 2020, primarily due to decreases in loan balances. At June 30, 2021, we had $70.6 million of impaired loans for which a specific allowance of $6.3 million was made, compared to $80.5 million of impaired loans at December 31, 2020 for which a specific allowance of $6.2 million was made. The ratio of allowance to total loans was 1.20% at June 30, 2021 and 1.19% at December 31, 2020.

Capital

As of June 30, 2021, our Common Equity Tier 1 Capital Ratio was 13.63%, Total Risk-Based Capital Ratio was 14.68%, and Tier-1 Leverage Capital Ratio was 7.93%, compared to 13.11%, 14.25% and 7.97%, respectively, as of December 31, 2020. Stockholders’ equity at June 30, 2021 was $548.2 million, compared to $535.8 million at December 31, 2020. The increase in stockholders’ equity was driven by $22.6 million of net income, partially offset by a $1.5 million decrease in accumulated other comprehensive income due to the mark to market on our securities portfolio and $3.7 million decrease in additional paid-in capital.

Our tangible book value per share was $17.07 as of June 30, 2021 compared to $16.66 as of December 31, 2020.

Conference Call

As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its second quarter 2021 results today, July 29th, 2021 at 11:00am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. Second Quarter 2021 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13720783. The telephonic replay will be available until August 5, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at http://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call.

The presentation materials for the call can be accessed on the investor relations section of our website at http://ir.amalgamatedbank.com/.

About Amalgamated Financial Corp.

Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of six branches in New York City, Washington D.C., San Francisco, and Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country's oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of June 30, 2021, our total assets were $6.6 billion, total net loans were $3.1 billion, and total deposits were $5.9 billion. Additionally, as of June 30, 2021, our trust business held $39.2 billion in assets under custody and $16.6 billion in assets under management.

Non-GAAP Financial Measures

This release (and the accompanying financial information and tables) refers to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core non-interest expense,” “Core net income,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average tangible common equity,” and “Core efficiency ratio.”

Our management utilizes this information to compare our operating performance for June 30, 2021 versus certain periods in 2020 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies.

The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non-

GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com.

Terminology

Certain terms used in this release are defined as follows:

“Core operating revenue” is defined as total net interest income plus non-interest income excluding gains and losses on sales of securities and gains on the sale of owned property. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income.

“Core non-interest expense” is defined as total non-interest expense excluding costs related to branch closures and restructuring/severance costs. We believe the most directly comparable GAAP financial measure is total non-interest expense.

“Core net income” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income.

“Tangible common equity” and “Tangible book value” and are defined as stockholders’ equity excluding, as applicable, minority interests, preferred stock, goodwill and core deposit intangibles. We believe that the most directly comparable GAAP financial measure is total stockholders’ equity.

“Core return on average assets” is defined as “Core net income” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets.

“Core return on average tangible common equity” is defined as “Core net income” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity.

“Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Forward-Looking Statements

Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward-looking terminology such as “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” “may” and “intend,” as well as other similar words and expressions of the future, and in this press release include statements about expected rebound in loan demand, the wind-down in our real estate fund and the losses in our equity method investments. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continuation of the historically low short-term interest rate environment; (iii) our inability to maintain the historical growth rate of the loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on our results, including as a result of compression to net interest margin; (vi) greater than anticipated adverse conditions in the national or local economies including in our core markets, including, but not limited to, the negative impacts and disruptions resulting from the outbreak of the novel coronavirus, or COVID-19, which may continue to have an adverse impact on our business, operations and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole, both domestically and globally; (vii) fluctuations or unanticipated changes in interest rates on loans or deposits or that affect the yield curve; (viii) the results of regulatory examinations; (ix) potential deterioration in real estate values; (x) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (xi) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (xii) increased competition for experienced executives in the banking industry; and (xiii) unexpected challenges and potential operational disruptions related to our executive officer transitions. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Jamie Lillis
Solebury Trout
shareholderrelations@amalgamatedbank.com
800-895-4172

Consolidated Statements of Income (unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2021	2021	2020	2021	2020
INTEREST AND DIVIDEND INCOME
Loans	$30,156	$31,109	$35,225	$61,265	$70,837
Securities	13,094	12,170	11,746	25,264	24,299
Federal Home Loan Bank of New York stock	41	48	66	89	135
Interest-bearing deposits in banks	131	90	83	221	479
Total interest and dividend income	43,422	43,417	47,120	86,839	95,750
INTEREST EXPENSE
Deposits	1,431	1,573	2,681	3,003	6,596
Borrowed funds	—	—	—	—	27
Total interest expense	1,431	1,573	2,681	3,003	6,623
NET INTEREST INCOME	41,991	41,844	44,439	83,836	89,127
Provision for (recovery of) loan losses	1,682	(3,261)	8,221	(1,579)	16,808
Net interest income after provision for loan losses	40,309	45,105	36,218	85,415	72,319
NON-INTEREST INCOME
Trust Department fees	3,292	3,827	3,980	7,118	8,066
Service charges on deposit accounts	2,296	2,178	1,850	4,475	4,261
Bank-owned life insurance	531	788	1,111	1,319	1,495
Gain (loss) on sale of investment securities available for sale, net	321	21	486	342	985
Gain (loss) on sale of loans, net	720	707	162	1,426	297
Gain (loss) on other real estate owned, net	(407)	—	(283)	(407)	(306)
Equity method investments	(1,555)	(3,682)	1,289	(5,237)	1,289
Other	129	161	76	290	1,702
Total non-interest income	5,327	4,000	8,671	9,326	17,789
NON-INTEREST EXPENSE
Compensation and employee benefits	16,964	18,039	17,334	35,003	34,792
Occupancy and depreciation	3,352	3,501	4,241	6,853	9,747
Professional fees	3,211	3,661	1,988	6,871	4,971
Data processing	3,322	3,005	2,977	6,327	5,241
Office maintenance and depreciation	820	655	818	1,475	1,675
Amortization of intangible assets	302	302	342	604	685
Advertising and promotion	628	597	672	1,225	1,339
Other	2,796	3,033	2,696	5,831	4,889
Total non-interest expense	31,395	32,793	31,068	64,189	63,339
Income before income taxes	14,241	16,312	13,821	30,552	26,769
Income tax expense (benefit)	3,833	4,123	3,447	7,955	6,850
Net income	10,408	12,189	10,374	22,597	19,919
Net income attributable to Amalgamated Financial Corp.	$10,408	$12,189	$10,374	$22,597	$19,919
Earnings per common share - basic	0.33	0.39	0.33	0.73	0.64
Earnings per common share - diluted	0.33	0.39	0.33	0.72	0.64

Consolidated Statements of Financial Condition

($ in thousands)	June 30, 2021	December 31, 2020
Assets	(unaudited)
Cash and due from banks	$7,960	$7,736
Interest-bearing deposits in banks	539,485	31,033
Total cash and cash equivalents	547,445	38,769
Securities:
Available for sale, at fair value (amortized cost of $1,799,993 and $1,513,409, respectively)	1,824,726	1,539,862
Held-to-maturity (fair value of $621,954 and $502,425, respectively)	624,826	494,449
Loans held for sale	8,230	11,178
Loans receivable, net of deferred loan origination costs (fees)	3,175,461	3,488,895
Allowance for loan losses	(38,012)	(41,589)
Loans receivable, net	3,137,449	3,447,306

Resell agreements	141,651	154,779
Accrued interest and dividends receivable	22,648	23,970
Premises and equipment, net	12,876	12,977
Bank-owned life insurance	106,197	105,888
Right-of-use lease asset	35,072	36,104
Deferred tax asset, net	24,328	36,079
Goodwill	12,936	12,936
Other intangible assets	4,755	5,359
Equity investments	6,296	11,735
Other assets	46,837	47,240
Total assets	$6,556,272	$5,978,631
Liabilities
Deposits	$5,909,992	$5,338,711
Operating leases	51,165	53,173
Other liabilities	46,904	50,926
Total liabilities	6,008,061	5,442,810

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, par value $.01 per share (70,000,000 shares authorized; 31,073,669 and 31,049,525 shares issued and outstanding, respectively)	311	310
Additional paid-in capital	297,283	300,989
Retained earnings	234,769	217,213
Accumulated other comprehensive income (loss), net of income taxes	15,715	17,176
Total Amalgamated Financial Corp. stockholders' equity	548,078	535,688
Noncontrolling interests	133	133
Total stockholders' equity	548,211	535,821
Total liabilities and stockholders’ equity	$6,556,272	$5,978,631

Select Financial Data

	As of and for the			As of and for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(Shares in thousands)	2021	2021	2020	2021	2020
Selected Financial Ratios and Other Data:
Earnings
Basic	$0.33	$0.39	$0.33	0.73	0.64
Diluted	0.33	0.39	0.33	0.72	0.64
Core net income (non-GAAP)
Basic	$0.33	$0.42	$0.34	0.74	0.63
Diluted	0.32	0.41	0.34	0.73	0.63
Book value per common share (excluding minority interest)	17.64	17.33	16.22	17.64	16.22
Tangible book value per share (non-GAAP)	17.07	16.75	15.61	17.07	15.61
Common shares outstanding	31,074	31,169	31,050	31,074	31,050
Weighted average common shares outstanding, basic	31,136	31,082	31,023	31,109	31,217
Weighted average common shares outstanding, diluted	31,572	31,524	31,035	31,545	31,345

Select Financial Data

	As of and for the			As of and for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Selected Performance Metrics:
Return on average assets	0.65%	0.79%	0.69%	0.72%	0.70%
Core return on average assets (non-GAAP)	0.64%	0.85%	0.70%	0.74%	0.69%
Return on average equity	7.62%	9.11%	8.56%	8.36%	8.10%
Core return on average tangible common equity (non-GAAP)	7.70%	10.05%	9.07%	8.86%	8.35%
Average equity to average assets	8.57%	8.71%	8.03%	8.63%	8.61%
Tangible common equity to assets	8.09%	8.18%	7.49%	8.09%	7.49%
Loan yield	3.82%	3.83%	3.97%	3.83%	4.05%
Securities yield	2.15%	2.18%	2.59%	2.17%	2.91%
Deposit cost	0.10%	0.11%	0.20%	0.11%	0.26%
Net interest margin	2.75%	2.85%	3.10%	2.80%	3.27%
Efficiency ratio (1)	66.35%	71.53%	58.50%	68.90%	59.24%
Core efficiency ratio (non-GAAP) (1)	66.80%	69.18%	57.68%	67.98%	58.56%

Asset Quality Ratios:
Nonaccrual loans to total loans	1.64%	1.78%	1.24%	1.64%	1.24%
Nonperforming assets to total assets	1.08%	1.27%	1.15%	1.08%	1.15%
Allowance for loan losses to nonaccrual loans	73.20%	63.32%	109.49%	73.20%	109.49%
Allowance for loan losses to total loans	1.20%	1.13%	1.36%	1.20%	1.36%
Annualized net charge-offs (recoveries) to average loans	0.04%	0.20%	0.06%	0.12%	0.04%

Capital Ratios:
Tier 1 leverage capital ratio	7.93%	8.06%	7.69%	7.93%	7.69%
Tier 1 risk-based capital ratio	13.63%	13.70%	12.32%	13.63%	12.32%
Total risk-based capital ratio	14.68%	14.74%	13.57%	14.68%	13.57%
Common equity tier 1 capital ratio	13.63%	13.70%	12.32%	13.63%	12.32%

(1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income

Loan and Held-to-Maturity Securities Portfolio Composition

(In thousands)	At June 30, 2021		At March 31, 2021		At June 30, 2020
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:
Commercial and industrial	$619,037	19.5%	$612,581	18.8%	$617,579	16.8%
Multifamily	848,651	26.8%	882,231	27.2%	972,129	26.4%
Commercial real estate	351,707	11.1%	364,308	11.2%	404,064	11.0%
Construction and land development	42,303	1.3%	50,267	1.5%	65,259	1.8%
Total commercial portfolio	1,861,698	58.7%	1,909,387	58.7%	2,059,031	56.0%

Retail portfolio:
Residential real estate lending	1,085,791	34.3%	1,137,851	35.0%	1,432,645	38.9%
Consumer and other	222,265	7.0%	206,451	6.3%	187,980	5.1%
Total retail	1,308,056	41.3%	1,344,302	41.3%	1,620,625	44.0%
Total loans	3,169,754	100.0%	3,253,689	100.0%	3,679,656	100.0%

Net deferred loan origination costs (fees)	5,707		5,815		8,336
Allowance for loan losses	(38,012)		(36,662)		(50,010)
Total loans, net	$3,137,449		$3,222,842		$3,637,982

Held-to-maturity securities portfolio:
PACE assessments	545,795	87.4%	451,643	85.0%	323,392	87.3%
Other securities	79,031	12.6%	79,631	15.0%	47,106	12.7%
Total held-to-maturity securities	$624,826	100.0%	$531,274	100.0%	$370,498	100.0%

Net Interest Income Analysis

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$510,473	$131	0.10%	$380,390	$90	0.10%	$364,932	$83	0.09%
Securities and FHLB stock	2,447,241	13,135	2.15%	2,271,218	12,218	2.18%	1,834,892	11,812	2.59%
Total loans, net (1)(2)	3,162,896	30,156	3.82%	3,293,775	31,109	3.83%	3,571,160	35,225	3.97%
Total interest earning assets	6,120,610	43,422	2.85%	5,945,383	43,417	2.96%	5,770,984	47,120	3.28%
Non-interest earning assets:
Cash and due from banks	7,545			7,307			74,877
Other assets	266,613			279,308			224,531
Total assets	$6,394,768			$6,231,998			$6,070,392

Interest bearing liabilities:
Savings, NOW and money market deposits	$2,567,396	$1,174	0.18%	$2,512,892	$1,222	0.20%	$2,313,772	$1,755	0.31%
Time deposits	258,257	257	0.40%	280,057	351	0.51%	370,969	926	1.00%
Total deposits	2,825,653	1,431	0.20%	2,792,949	1,573	0.23%	2,684,741	2,681	0.40%
Federal Home Loan Bank advances	—	—	0.00%	495	—	0.00%	—	—	0.00%
Total interest bearing liabilities	2,825,653	1,431	0.20%	2,793,444	1,573	0.23%	2,684,741	2,681	0.40%
Non-interest bearing liabilities:
Demand and transaction deposits	2,909,554			2,786,581			2,746,529
Other liabilities	111,795			109,420			151,591
Total liabilities	5,847,002			5,689,445			5,582,861
Stockholders' equity	547,766			542,553			487,531
Total liabilities and stockholders' equity	$6,394,768			$6,231,998			$6,070,392

Net interest income / interest rate spread		$41,991	2.65%		$41,844	2.73%		$44,439	2.88%
Net interest earning assets / net interest margin	$3,294,957		2.75%	$3,151,939		2.85%	$3,086,243		3.10%

Total Cost of Deposits			0.10%			0.11%			0.20%

(1) Amounts are net of deferred origination costs (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in 2Q2021, 1Q2021, and 2Q2020 of $504, $642, and $239 respectively (in thousands)

Net Interest Income Analysis

	Six Months Ended
	June 30, 2021			June 30, 2020
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$445,340	$221	0.10%	$275,107	$479	0.35%
Securities and FHLB stock	2,359,870	25,353	2.17%	1,689,870	24,434	2.91%
Total loans, net (1)(2)	3,228,235	61,265	3.83%	3,517,799	70,837	4.05%
Total interest earning assets	6,033,445	86,839	2.90%	5,482,776	95,750	3.51%
Non-interest earning assets:
Cash and due from banks	7,432			42,208
Other assets	272,930			223,643
Total assets	$6,313,807			$5,748,627

Interest bearing liabilities:
Savings, NOW and money market deposits	$2,540,277	$2,395	0.19%	$2,228,509	$4,492	0.41%
Time deposits	269,063	608	0.46%	376,011	2,104	1.13%
Total deposits	2,809,340	3,003	0.22%	2,604,520	6,596	0.51%
Federal Home Loan Bank advances	249	—	0.00%	3,187	27	1.70%
Total interest bearing liabilities	2,809,589	3,003	0.22%	2,607,707	6,623	0.51%
Non-interest bearing liabilities:
Demand and transaction deposits	2,848,401			2,523,764
Other liabilities	110,654			122,450
Total liabilities	5,768,644			5,253,921
Stockholders' equity	545,163			494,706
Total liabilities and stockholders' equity	$6,313,807			$5,748,627

Net interest income / interest rate spread		$83,836	2.68%		$89,127	3.00%
Net interest earning assets / net interest margin	$3,223,856		2.80%	$2,875,069		3.27%

Total Cost of Deposits			0.11%			0.26%

(1) Amounts are net of deferred origination costs (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in June YTD 2021 and June YTD 2020 of $1,146 and $1,001 respectively (in thousands)

Deposit Portfolio Composition

(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020

Non-interest bearing demand deposit accounts	$2,948,718	$2,819,627	$3,089,004
NOW accounts	200,758	206,145	198,653
Money market deposit accounts	2,136,719	2,067,886	1,876,540
Savings accounts	371,047	361,731	342,477
Time deposits	252,750	264,678	363,645
Total deposits	$5,909,992	$5,720,067	$5,870,319

	Three Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020
(In thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid

Non-interest bearing demand deposit accounts	$2,909,554	0.00%	$2,786,581	0.00%	$2,746,529	0.00%
NOW accounts	204,341	0.08%	198,117	0.08%	237,279	0.17%
Money market deposit accounts	1,993,643	0.21%	1,963,707	0.23%	1,741,466	0.36%
Savings accounts	369,412	0.10%	351,068	0.11%	335,027	0.12%
Time deposits	258,257	0.40%	280,057	0.51%	370,969	0.99%
Total deposits	$5,735,207	0.10%	$5,579,530	0.11%	$5,431,270	0.20%

Asset Quality

(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020
Loans 90 days past due and accruing	$—	$2,424	$—
Nonaccrual loans excluding held for sale loans and restructured loans	31,437	37,324	18,901
Nonaccrual loans held for sale	—	—	—
Troubled debt restructured loans - nonaccrual	20,494	20,578	26,776
Troubled debt restructured loans - accruing	18,683	17,656	28,031
Other real estate owned	307	2,988	503
Impaired securities	59	61	46
Total nonperforming assets	$70,980	$81,031	$74,257

Nonaccrual loans:
Commercial and industrial	$14,561	$12,347	$15,742
Multifamily	10,266	7,660	—
Commercial real estate	4,066	4,133	13,768
Construction and land development	—	8,605	3,652
Total commercial portfolio	28,893	32,745	33,162

Residential real estate lending	22,320	24,300	11,835
Consumer and other	718	857	680
Total retail portfolio	23,038	25,157	12,515
Total nonaccrual loans	$51,931	$57,902	$45,677

Nonaccrual loans to total loans	1.64%	1.78%	1.24%
Nonperforming assets to total assets	1.08%	1.27%	1.15%
Allowance for loan losses to nonaccrual loans	73.20%	63.32%	109.49%
Allowance for loan losses to total loans	1.20%	1.13%	1.36%
Annualized net charge-offs (recoveries) to average loans	0.04%	0.20%	0.06%

Credit Quality

	June 30, 2021
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$568,878	$17,569	$32,133	$457	$619,037
Multifamily	711,551	101,579	32,348	3,173	848,651
Commercial real estate	234,018	45,236	72,453	—	351,707
Construction and land development	34,414	535	7,354	—	42,303
Residential real estate lending	1,063,176	295	22,320	—	1,085,791
Consumer and other	221,835	—	430	—	222,265
Total loans	$2,833,872	$165,214	$167,038	$3,630	$3,169,754

	March 31, 2021
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$566,421	$17,622	$28,079	$459	$612,581
Multifamily	742,746	108,016	28,296	3,173	882,231
Commercial real estate	257,178	32,878	74,252	—	364,308
Construction and land development	33,971	7,691	8,605	—	50,267
Residential real estate lending	1,113,551	—	24,300	—	1,137,851
Consumer and other	205,594	—	857	—	206,451
Total loans	$2,919,461	$166,207	$164,389	$3,632	$3,253,689

	June 30, 2020
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$567,174	$15,493	$34,445	$467	$617,579
Multifamily	966,067	6,062	—	—	972,129
Commercial real estate	388,170	1,439	14,455	—	404,064
Construction and land development	35,578	26,029	3,652	—	65,259
Residential real estate lending	1,421,785	—	10,860	—	1,432,645
Consumer and other	187,300	—	680	—	187,980
Total loans	$3,566,074	$49,023	$64,092	$467	$3,679,656

Reconciliation of GAAP to Non-GAAP Financial Measures
The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the			As of and for the
	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Core operating revenue
Net Interest income	$41,991	$41,844	$44,439	$83,836	$89,127
Non-interest income	5,327	4,000	8,671	9,327	17,789
Less: Branch sale loss (gain) (1)	—	—	34	—	(1,394)
Less: Securities gain, net	(321)	(18)	(486)	(339)	(985)
Core operating revenue	$46,997	$45,826	$52,658	$92,824	$104,537

Core non-interest expense
Non-interest expense	$31,395	$32,793	$31,068	$64,189	$63,339
Less: Branch closure expense (2)	—	—	(695)	—	(2,051)
Less: Severance (3)	—	(1,090)	—	(1,090)	(76)
Core non-interest expense	$31,395	$31,703	$30,373	$63,099	$61,212

Core net income
Net Income (GAAP)	$10,408	$12,189	$10,374	$22,598	$19,919
Less: Branch sale (gain) (1)	—	—	34	—	(1,394)
Less: Securities loss (gain)	(321)	(18)	(486)	(339)	(985)
Add: Branch closure expense (2)	—	—	695	—	2,051
Add: Severance (3)	—	1,090	—	1,090	76
Less: Tax on notable items	86	(271)	(61)	(196)	64
Core net income (non-GAAP)	$10,173	$12,990	$10,556	$23,153	$19,731

Tangible common equity
Stockholders' Equity (GAAP)	$548,211	$540,222	$503,702	$548,211	$503,702
Less: Minority Interest (GAAP)	(133)	(133)	(134)	(133)	(134)
Less: Goodwill (GAAP)	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible (GAAP)	(4,755)	(5,057)	(6,043)	(4,755)	(6,043)
Tangible common equity (non-GAAP)	$530,387	$522,096	$484,589	$530,387	$484,589

Average tangible common equity
Average Stockholders' Equity (GAAP)	$547,766	$542,553	$487,531	$545,163	$494,706
Less: Minority Interest (GAAP)	(133)	(133)	(134)	(133)	(134)
Less: Goodwill (GAAP)	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible (GAAP)	(4,903)	(5,205)	(6,211)	(5,052)	(6,382)
Average tangible common equity (non-GAAP)	$529,794	$524,279	$468,250	$527,042	$475,254

Core return on average assets
Core net income (numerator) (non-GAAP)	10,173	12,990	10,556	23,153	19,731
Divided: Total average assets (denominator) (GAAP)	6,394,768	6,231,998	6,070,392	6,313,807	5,748,627
Core return on average assets (non-GAAP)	0.64%	0.85%	0.70%	0.74%	0.69%

Core return on average tangible common equity
Core net income (numerator) (non-GAAP)	10,173	12,990	10,556	23,153	19,731
Divided: Average tangible common equity (denominator) (GAAP)	529,794	524,279	468,250	527,042	475,254
Core return on average tangible common equity (non-GAAP)	7.70%	10.05%	9.07%	8.86%	8.35%

Core efficiency ratio
Core non-interest expense (numerator)	31,395	31,703	30,373	63,099	61,212
Core operating revenue (denominator)	46,997	45,826	52,658	92,824	104,537
Core efficiency ratio	66.80%	69.18%	57.68%	67.98%	58.56%

(1) Fixed Asset branch sale in March 2020
(2) Occupancy and other expense related to closure of branches during our branch rationalization
(3) Salary and COBRA reimbursement expense for positions eliminated